Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE January 23, 2007	Company Contact: Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169

ENERGIZER HOLDINGS, INC. ANNOUNCES FIRST QUARTER RESULTS

St. Louis, Missouri, January 23, 2007 - Energizer Holdings, Inc., [NYSE: ENR], today announced results of its first quarter ended December 31, 2006. Net earnings for the quarter were $122.3 million, or $2.08 per diluted share, versus net earnings of $120.5 million, or $1.77 per diluted share in the first fiscal quarter of 2006. Included in the current and prior year quarters are charges of $2.3 million, after-tax, or $0.04 per diluted share, and $3.1 million, after-tax, or $0.05 per share, respectively, for restructuring projects in Europe.

“We are pleased with our first quarter results, as our robust sales growth helped offset higher zinc costs,” said Ward M. Klein, Chief Executive Officer. “Our most recent battery pricing initiative being implemented this month in the United States and previously announced pricing being phased in around the world should help mitigate higher material costs going forward. As for Schick, innovation is the key to success in the highly competitive wet shave business, and we look to our February 2007 launch of Quattro Disposable in both men's and women's versions to sustain our momentum.”

Sales for the quarter were $959.2 million, an increase of $76.8 million in absolute dollars and $58.3 million in constant currency basis, as all three segments improved. Segment profit increased 3% to $226.1 million as continued growth in the Razors and Blades segment was partially offset by a decrease in the North America Battery segment. General corporate and other expenses were basically flat, and interest and other financing items increased $3.5 million.

North America Battery

Net sales to customers for the first quarter of $416.5 million increased $20.7 million, or 5%, due to favorable pricing and product mix and higher sales volumes. Overall pricing and product mix was favorable due to the price increase that was implemented in early calendar 2006. Performance battery and charger volumes increased in excess of 30% in the quarter. Energizer Max unit sales decreased 8% in the quarter, mainly due to retail inventory contraction and the lack of hurricane-related sales.

Gross profit increased $4.9 million for the quarter, as higher sales were partially offset by higher product costs primarily due to the increased cost of zinc. Product cost in the current quarter was unfavorable $8.7 million compared to the same quarter last year as material cost increases of $12.4 million were partially offset by other cost reductions. Segment profit decreased $3.8 million, as the higher gross profit was more than offset by higher advertising, promotion, general and administrative expenses.

The United States (U.S.) retail battery category is defined as household batteries (alkaline, carbon zinc, lithium and rechargeable) and specialty batteries. The U.S. retail battery category declined an estimated 1% in dollars for the quarter, versus the same period last year reflecting lack of hurricane-related sales in the current year as well as a relatively low-growth retail environment. Retail consumption of Energizer’s products increased an estimated 4% in dollars, resulting in an approximately 38% share of the retail battery category for the quarter. Regarding Energizer Max, retail consumption was flat in units and up 3% in dollars, reflecting the price increase implemented early in calendar 2006, partially offset by increased sales of larger pack sizes, which sell at lower per unit prices. Retail inventory levels at December 31, 2006, were modestly lower than seasonal norms and prior year retail inventory levels.

International Battery

Net sales for the quarter were $307.2 million, an increase of $36.7 million, with currency accounting for $11.2 million of the increase. On a constant currency basis, sales increased 9%, primarily on higher volumes. Volume increases were primarily in the performance and premium product lines. Overall pricing and product mix for the segment was basically flat in the quarter as higher prices in a number of markets were roughly offset by an unfavorable European mix of larger package sizes, which sell at lower per unit prices.

Gross profit increased $6.0 million for the quarter, including $8.9 million of favorable currency impacts. Absent currencies, gross profit declined $2.9 million as the benefit of higher sales was more than offset by higher product cost of $12.5 million, primarily attributable to higher zinc and other materials. Segment profit increased $1.1 million, including $6.5 million of favorable currency. Absent currency, segment profit declined $5.4 million on lower gross profit and higher selling, general and administrative expenses.

Razors & Blades

Razor and blade sales for the quarter were $235.5 million, an increase of $19.4 million compared to the same quarter last year, with currencies accounting for $6.0 million of the increase. On a constant currency basis, sales increased 6% primarily driven by higher sales of Quattro for Women, disposables, Intuition and Quattro for Men partially offset by lower sales in older technology shaving systems.

Segment profit increased $9.0 million, representing a $7.2 million increase excluding currencies, reflecting the contribution of strong sales growth.

Overall share of the wet shave category in primary markets was 20.5% for the year ending November 2006, basically flat with the previous year, as the Razors and Blades segment held share in face of significant competitive activity.

Other Items

Corporate and other expenses were basically flat versus the first quarter of last year as higher incentive and stock-based compensation expense was partially offset by lower restructuring and project expenses. The current and prior year quarters include charges of $3.4 million and $4.7 million, respectively, related to European restructuring projects.

Interest expense increased $7.3 million on higher average borrowings resulting from share repurchases and higher interest rates. Other net financing items were favorable $3.8 million for the quarter due to exchange gains in the current period compared to exchange losses included in last year’s first quarter and higher interest income in the current quarter.

The income tax rate for the current and prior year quarter was 31.0%.

Energizer repurchased 782,500 shares of its common stock during the quarter. Capital expenditures and depreciation expense for the quarter were $12.6 million and $27.0 million, respectively.

Outlook

Looking forward, zinc, and to a lesser extent, nickel, copper and other material costs in the battery segment will continue significantly above last years rates for at least the remainder of 2007. At current market prices, and taking into account inventory on hand and hedges in place, we anticipate material costs to be $65 to $75 million unfavorable for the balance of the fiscal year, compared to the same period last year. Previously announced price increases in the U.S. and a number of international markets, along with planned reductions in other operating costs are intended to offset all or the bulk of material cost increases.

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Statements in this press release that are not historical, particularly statements regarding the impact of battery price increases and operating cost reductions as an offset to material cost increases, the continuing ability to offer innovative shaving products and their impact on competitive position, estimates of battery category decline, retail consumption of Energizer products and retailer inventory levels, overall share of the wet shave category, estimated income tax rate, and anticipated increases in raw material costs, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Energizer cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Energizer advises readers that various risks and uncertainties could affect its financial performance and could cause Energizer’s actual results for future periods to differ materially from those anticipated or projected. The anticipated benefits of Energizer’s price increases and cost-cutting efforts may not be sufficient to offset greater than anticipated increases in material costs, and benefits of such actions may not be realized in the event of consumer resistance, if competitive activity mandates additional promotional spending or a revamping of the pricing structure, or if other operating costs increase unexpectedly. The impact of commodity cost increases could be more significant than anticipated, as it is difficult to predict with any accuracy whether raw material, energy and other input costs will stabilize or continue to increase, since such costs are impacted by multiple economic, political and other factors outside of the Company’s control. The ability of SWS to continue to develop innovative products to counter competitive offerings may be more limited than currently anticipated, or consumer acceptance of such new offerings may be insufficient to support SWS’ competitive position. Energizer’s estimates of battery category value growth, retailer inventory levels and retail consumption of its battery products, and estimates of SWS market share, are based solely on limited data available to Energizer and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Moreover, Energizer sales volumes in future quarters may lag unit consumption if retailers are currently carrying inventories in excess of the Company’s estimates, or if those retailers elect to further contract their inventory levels. The Company’s tax rate may be higher than anticipated because of unforeseen changes in the tax laws or applicable rates, higher taxes on repatriated earnings or increased foreign losses. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents, including Energizer’s Registration Statement on Form 10, its annual report on Form 10-K for the Year ended September 30, 2006, and its Current Report on Form 8-K dated April 25, 2000.

ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(Dollars in millions, except per share data - Unaudited)
	Quarter Ended December 31,

	2006	2005

Net sales	$959.2	$882.4

Cost of products sold	505.0	451.0
Selling, general and administrative expense	152.5	141.6
Advertising and promotion expense	87.0	81.6
Research and development expense	16.0	15.5
Interest expense	23.8	16.5
Other financing items, net	(2.3)	1.5

Earnings before income taxes	177.2	174.7

Income tax provision	54.9	54.2

Net earnings	$122.3	$120.5

Earnings per share
Basic	$2.16	$1.83
Diluted	$2.08	$1.77

Weighted average shares of common stock - Basic	56.6	65.7
Weighted average shares of common stock - Diluted	58.7	68.1

See Accompanying Notes to Condensed Financial Statements

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
Quarter ending December 31, 2006
(Dollars in millions, except per share data)

1.	Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.
Operations for Energizer Holdings, Inc. (the Company) are managed via three major segments - North America Battery (United States and Canada battery and lighting products), International Battery (rest of world battery and lighting products) and Razors and Blades (global razors, blades, and related products). The Company reports segment results reflecting all profit derived from each outside customer sale in the region in which the customer is located. Research and development costs for the battery segments are combined and included in the Total Battery results. Research and development costs for Razors and Blades are included in that segment's results. Segment performance is evaluated based on segment operating profit exclusive of general corporate expenses, share-based compensation, costs associated with most restructuring, integration or business realignment and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level.

The Company's operating model includes a combination of stand-alone and combined business functions between the battery and razors and blades businesses, varying by country and region of the world. Shared functions include product warehousing and distribution, various transaction processing functions, and environmental activities, and in some countries, combined sales forces and management.

Segment sales and profitability for the quarter ended December 31, 2006 and 2005, respectively, are presented below.

	Quarter Ended December 31,
Net Sales	2006	2005
North America Battery	$416.5	$395.8
International Battery	307.2	270.5
Total Battery	723.7	666.3
Razors and Blades	235.5	216.1
Total net sales	$959.2	$882.4

Profitability
North America Battery	$111.1	$114.9
International Battery	67.8	66.7
R&D Battery	(8.4)	(8.0)
Total Battery	170.5	173.6
Razors and Blades	55.6	46.6
Total segment profitability	$226.1	$220.2
General corporate and other expenses	(26.1)	(26.2)
Amortization	(1.3)	(1.3)
Interest and other financial items	(21.5)	(18.0)
Earnings before income taxes	$177.2	$174.7

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended December 31,
Net Sales	2006	2005
Alkaline batteries	$460.7	$442.3
Carbon zinc batteries	74.8	72.1
Other batteries and lighting products	188.2	151.9
Razors and blades	235.5	216.1
Total net sales	$959.2	$882.4

3.
Basic earnings per share is based on the average number of common shares during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

4.
The current and prior year quarters include charges of $3.4 and $4.7, respectively, related to European restructuring projects. These are included in General corporate and other expenses in Note 2 above.